UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2023

Nuwellis, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35312	No. 68-0533453
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12988 Valley View Road, Eden Prairie, MN 55344
(Address of Principal Executive Offices) (Zip Code)

(952) 345-4200
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NUWE	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael McCormick

On May 30, 2023, the Board of Directors (the “Board”) of Nuwellis, Inc., a Delaware corporation (the “Company”) approved, effective as of June 1, 2023, the appointment of Michael McCormick to fill a vacancy in the Board. Mr. McCormick has been designated as a Class I director, whose term will expire at the Company’s annual meeting of stockholders in 2026.  The appointment of Mr. McCormick was recommended to the Board by its Nominating and Corporate Governance Committee. The Board has determined that Mr. McCormick satisfies all of the independence criteria set forth in the Nasdaq rules, and is therefore “independent” for purposes of serving on the Board and will serve as the Company’s Lead Independent Director. Mr. McCormick is also expected to serve as a member of the Audit Committee and as Chair of the Nominating and Corporate Governance Committee of the Board.

Mr. McCormick is a seasoned executive with over 25 years of experience in leading medical device companies and serving as a board member for several private and publicly-traded life science companies. From 2010 to 2023, Mr. McCormick served as CEO of Osprey Medical (ASX: OSP), an interventional cardiology commercial stage medical device company focused on technologies to reduce Contrast Induced Acute Kidney Injury.  From 2003 to 2008, Mr. McCormick was CEO of Anulex Technologies Inc., a private company focused on developing proprietary technologies to support the healing of spinal soft tissues that was successfully sold to Boston Scientific.  Prior to this, Mr. McCormick was President of Centerpulse Spine-Tech, a publicly traded full line supplier of innovative spinal technologies. Mr. McCormick was involved in the successful sale of Centerpulse Spine-Tech to Zimmer in the fall of 2003.  Early in his career, Mr. McCormick worked at Boston Scientific Scimed and Baxter Health Care where he served in a variety of sales and sales management roles. Mr. McCormick is a member of the Board of Directors of Osprey Medical, Inc., and Formae, Inc. and previously the Chairman of OrthoCor Medical, which was sold in 2019, and a director of Cardio Renal Society of America and of Anulex Technologies, Inc.   Mr. McCormick received his Bachelor of Business Administration, Business Management from The University of Texas at Austin.

The Company expects to enter into the Company’s standard form of indemnity agreement with Mr. McCormick. The indemnity agreement provides, among other things, that the Company will indemnify each director for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Third Amended and Restated Bylaws. The form of indemnity agreement was filed as Exhibit 10.1 on the Company’s Form 10 filed on September 30, 2011, and is incorporated herein by reference.

There are no arrangements or understandings between Mr. McCormick and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. McCormick and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. McCormick and the Company.

In accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”), Mr. McCormick is entitled to receive a $45,000 annual retainer for service as a Board member. Mr. McCormick will also be entitled to receive an additional $10,000 for his role as Lead Independent Director, $7,500 for his role as a member of the Audit Committee and $10,000 for his role as Chair of the Nominating and Corporate Governance Committee, annually.  Upon his appointment in accordance with the Company’s Policy, the Company will automatically grant Mr. McCormick an annual equity award with an aggregate value on the date of grant equal to the pro rata portion of the annual equity award, which pro rata portion reflects a reduction for each month prior to the date of grant that has elapsed since the preceding annual meeting of the Company’s stockholders.

A copy of the Company’s press release dated June 5, 2023 announcing the appointment of Mr. McCormick to the Board is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Resignation of Warren Watson

On June 2, 2023, Mr. Warren Watson provided notice of his resignation from the Board of the Company, and from his role as Lead Independent Director, Chair of the Nominating and Corporate Governance Committee and member of the Audit Committee and Compensation Committee, effective immediately. Mr. Watson’s resignation was not the result of any disagreement with the Company regarding the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	Press Release dated June 5, 2023.
104	Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2023	NUWELLIS, INC.

	By:	/s/ Nestor Jaramillo, Jr
	Name:	Nestor Jaramillo, Jr.
	Title:	President and Chief Executive Officer